Employment Agreement
This Employment Agreement is made and entered into effective January 11, 2016 (the "Effective Date"), by and among Los Alamos National Bank, a national banking association with its main office located in Los Alamos, New Mexico (the "Company"), and Joseph Martony ("Employee").  As used in this Agreement, capitalized terms have the meanings set forth in Section 21.
Recitals
A.            The Company is a wholly owned subsidiary of Trinity Capital Corporation, a New Mexico Corporation ("Trinity").
B.            The Company desires to employ Employee as Senior Risk Officer during the Initial Period, and, subject to regulatory approval, when the Employment Period commences, then as Chief Risk Officer.  Employee desires to be employed by the Company, on the terms and conditions set forth herein.
C.            The Parties have made commitments to each other on a variety of important issues concerning terms of employment, including the compensation Employee will be paid and his participation in both short-term, and long-term incentive programs.
D.            The Parties desire to enter into this Agreement as of the Effective Date and to have this Agreement supersede all agreements between the Parties, whether or not in writing, and to have any such prior agreements become null and void as of the Effective Date.
Agreement
In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:
1.            Term.
(a)            Initial Period Engagement.  Employee is employed in an initial period position. The "Initial Period" of employment shall extend from the Effective Date of this Agreement and will terminate upon receipt of a determination by the Office of the Comptroller of the Currency (the "OCC") on the Interagency Biographical and Financial Report to be submitted by Employee pursuant to 12 U.S.C. 1831i. In the event that the Company receives a Notice of Disapproval from the OCC, then this Agreement shall terminate effective the date of the Notice of Disapproval, provided that Employee shall have had an opportunity to exhaust all measures to appeal for further consideration and any such appeal has been exhausted or the time to appeal has expired.
(b)            Employment Period.  Upon receipt by the Company of a favorable response from the OCC, with respect to the 12 U.S.C. 1831i application, then and thereafter Employee shall be given the title of Chief Risk Officer, an executive officer position with the Company.  The "Employment Period" shall commence on the date of receipt of the favorable response from the OCC and end on the second anniversary of the Effective Date, unless sooner terminated as provided herein, provided that the Employment Period shall be extended automatically for one additional year beginning on the second anniversary of the Effective Date and on each anniversary thereafter unless either Party notifies the other Party, by written notice delivered no later than 90 days prior to such anniversary, that the Employment Period shall not be extended.
(c)            At Will Employment.  At all times, Employee is employed as an "at will" employee and employment may be terminated by either party at any time without notice. Nothing in this agreement constitutes a guarantee of permanent or continued employment.
2.            Duties.
(a)            Employee shall devote Employee's full business time, energy, and talent to serving as Senior Risk Officer (and, as may be applicable, as Chief Risk Officer, an executive officer position with the Company), subject to the direction of the Chief Executive Officer.
(b)            Employee shall have the duties that are commensurate with Employee's positions and any other duties consistent therewith that may be assigned to Employee by the Chief Executive Officer, and Employee shall perform all such duties faithfully and efficiently.  Employee shall have such powers as are inherent to the undertakings applicable to Employee's positions and necessary to carry out the duties required of Employee hereunder.  During the Initial Period notwithstanding anything to the contrary, Employee shall not possess policy-making authority and shall not engage in policy-making activity without approval of the Company's Board.
(c)            Notwithstanding the foregoing provisions of this Section 2, Employee may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious, or similar nature to the extent such activities do not, in the judgment of the Chief Executive Officer, inhibit, prohibit, interfere with, or conflict with Employee's duties under this Agreement or conflict in any material way with the business of the Company or any Affiliate; provided, however, that Employee shall not serve on the board of directors of any business or hold any other position with any business without receiving the prior written consent of the Chief Executive Officer.
3.            Compensation and Benefits.  While Employee is employed by the Company, he shall be compensated for his services as follows:
(a)            Employee shall be paid a base salary at an annual rate of $230,000.00 which shall be payable in accordance with the normal payroll practices of the Company then in effect.
(b)            Employee shall be eligible to receive performance-based annual bonuses (each, an "Incentive Bonus") at the sole discretion of the Company's Board, Trinity's Board and/or the Chief Executive Officer, or as may be set forth in an applicable incentive bonus plan, as may be in effect from time to time. Any Incentive Bonus shall be paid to Employee no later than two and one-half months after the close of the year in which it is earned, provided that any Incentive Bonus shall not be considered earned until the Board has made all determinations and taken all actions necessary to establish such Incentive Bonus.
(c)            Employee shall be eligible to participate, subject to the terms thereof, in all incentive plans of the Company as may be in effect from time to time with respect to executives of the Company, on as favorable a basis as other similarly situated and performing executives.
(d)            Employee and Employee's dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all pension and similar benefit plans and all medical, dental, disability, group and life, accidental death and travel accident insurance, and other similar welfare benefit plans of the Company as may be in effect from time to time with respect to employees of the Company, on as favorable a basis as other similarly situated and performing employees.
(e)            Employee shall be entitled to accrue paid vacation days and holidays in accordance with and subject to the Company's paid time off programs and policies as may be in effect from time to time provided that Employee shall accrue a minimum of 20 vacation days and 10 sick days per calendar year.
(f)            If Employee relocates to the Los Alamos or Santa Fe, New Mexico area within 18 months of the Effective Date, the Company shall provide the following:
(i)
Reasonable costs for the moving and storage of household goods, temporary housing, interim travel, or closing costs (including sales commissions), subject to an aggregate cap of $20,000.  All such expenses must be submitted for reimbursement within 18 months of the Effective Date.

(ii)
Employee acknowledges and agrees to repay the Company any such relocation reimbursements, on a prorated basis, if Employee voluntarily resigns employment within the 24 month period immediately following the Effective Date.

(iii)	Any relocation assistance shall be included in Employee's IRS Form W-2 as wages and shall not be subject to any tax-gross up adjustments.
4.            Rights upon Termination.  This Agreement and Employee's employment under this Agreement may be terminated for any of the reasons described in this Section 4.  Employee's right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4:
(a)            Minimum Benefits. If the Termination Date occurs during the Employment Period for any reason, Employee shall be entitled to the Minimum Benefits, in addition to any other benefits to which Employee may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law. Any benefits to be provided to Employee pursuant to this Section 4(a) shall be provided within 30 days after the Termination Date; provided, however, that any benefits, incentives, or awards payable as described in Section 4(e)(i) shall be provided in accordance with the terms of the applicable plan, program, or arrangement. Except as may expressly be provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Employee to be treated as employed by the Company or any Affiliate following the Termination Date for purposes of any plan, program, or arrangement.
(b)            Certain Terminations During the Employment Period.  If Employee's employment under this Agreement is terminated during the Employment Period as a result of (i) an Involuntary Termination, or (ii) Employee's voluntary Termination within 30 days following the effective date of the Change in Control, then, in addition to the Minimum Benefits, the Company shall pay to Employee in a single lump sum an amount equal to the Severance Amount, subject to all applicable tax withholding. The payment of the Severance Amount will be made by the Company on the 45th day following the Termination Date.  In addition to the foregoing, in the event of a termination under this section, Employee shall be entitled to receive a prorated Incentive Bonus for the year of termination based on the number of days employed during such year divided by 365, assuming target level performance through the date of termination.
(c)            Any Other Termination. If the Termination Date occurs during the Employment Period and is a result of any reason other than as set forth in Section 4(b) above, then, other than the Minimum Benefits, Employee shall have no right to benefits under this Agreement (and the Company and its Affiliates shall have no obligation to provide any such benefits) for periods after the Termination Date.
(d)            Golden Parachute Payment Adjustment. It is the intention of the Parties that no portion of any payment under this Agreement, or payments to or for the benefit of Employee under any other agreement or plan, be deemed to be an Excess Parachute Payment. The present value of payments to or for the benefit of Employee in the nature of compensation, receipt of which is contingent on a Change in Control, and to which Code Section 280G applies (in the aggregate "Total Payments") shall not exceed an amount equal to $1.00 less than the maximum amount that the Company may pay without loss of deduction under Code Section 280G(a). Present value for purposes of this Section 4(d) shall be calculated in accordance with Code Section 280G(d)(4). Within 90 days following the earlier of the giving of the notice of termination or the giving of notice by the Company to Employee of its belief that there is a payment or benefit due to Employee that will result in an Excess Parachute Payment, Employee and the Company, at the Company's expense, shall obtain the opinion of such legal counsel and certified public accountants as Employee may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountants for the Company), which opinions need not be unqualified, which set forth (i) the amount of the includable compensation of Employee for the base period, as determined under Code Section 280G, (ii) the present value of Total Payments, and (iii) the amount and present value of any Excess Parachute Payments. If such opinions determine that there would be an Excess Parachute Payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced, or eliminated as specified by Employee in writing delivered to the Company within 60 days of Employee's receipt of such opinions or, if Employee fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no Excess Parachute Payment; provided, however, that any such specification by Employee or the Company shall not be effective where it would result in an imposition of any additional income tax under Code Section 409A. The provisions of this Section 4(d), including the calculations, notices, and opinions provided for herein shall be based upon the conclusive presumption that (A) the compensation provided for in this Agreement and (B) any other compensation earned by Employee pursuant to the Company's programs that would have been provided in any event are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change in Control; provided, however, that if such legal counsel so requests in connection with the opinion required by this Section 4(d), Employee and the Company shall obtain, at the Company's expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Employee.
(e)            Other Benefits.
(i)
Employee's rights following termination with respect to any benefits, incentives, or awards provided to Employee pursuant to the terms of any plan, program, or arrangement sponsored or maintained by the Company or its Affiliates, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program, or arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein.

(ii)	Except as specifically provided herein and as pursuant to law, the Company and its Affiliates shall have no further obligations to Employee under this Agreement following termination.
(f)            Removal from any Boards and Positions. Unless otherwise agreed to in writing by the Parties at the time of Termination, upon a Termination, Employee shall be deemed to resign (i) if a member, from the Board and the board of directors of any Affiliate and any other board to which Employee has been appointed or nominated by or on behalf of the Company or an Affiliate, (ii) from each position with the Company and any Affiliate, including as an officer of the Company or an Affiliate and (iii) as a fiduciary of any employee benefit plan of the Company and any Affiliate.
(g)            Regulatory Suspension and Termination.
(i)
If Employee is suspended or temporarily prohibited from participating in the conduct of the affairs of the Company or an Affiliate by a notice served under Section 8(e) or 8(g) of the FDIA, all obligations of the Company and the Affiliates under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings, provided that if the charges in such notice are dismissed, the Company may in its discretion (A) pay Employee all or part of the compensation withheld while its and the Affiliates' obligations under this Agreement were suspended and (B) reinstate in whole or in part any of its and the Affiliates' obligations that were suspended, all in accordance with Code Section 409A.

(ii)
If Employee is removed or permanently prohibited from participating in the conduct of the affairs of the Company or an Affiliate by an order issued under Section 8(e) or 8(g) of the FDIA, all obligations of the Company and the Affiliates under this Agreement shall terminate as of the effective date of the order, provided that this Section 4 shall not affect any vested rights of the Parties.

(iii)
If the Company is in default as defined in Section 3(x) of the FDIA, all obligations of the Company under this Agreement shall terminate as of the date of default, provided that this Section 4 shall not affect any vested rights of the Parties.  Company represents and warrants that it is not under "Default" or "In Danger of Default" at the time of entering into this Agreement.

(iv)
All obligations of the Company under this Agreement shall be terminated, except to the extent determined by the FDIC that continuation of this Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA, or when the Company is determined by the FDIC to be in an unsafe or unsound condition, provided that this Section 4 shall not affect any vested rights of the Parties. Provided however, Employee retains all rights to make such claims as may be permitted by the FDIC with respect to the termination of this Agreement at that time.

(v)	Any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA.
(h)            Clawback.  Notwithstanding any provision of this Agreement to the contrary, Employee covenants and agrees that the Company and its successors and assigns shall have the right to demand the return of any "golden parachute payments" (as defined in 12 C.F.R. Part 359) in the event that information is obtained indicating that the Employee committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses contained in 12 C.F.R. § 359.4(a)(4) or any Severance Restriction applies.  Employee shall repay to the Company the aggregate amount of any such payments, with such repayment to occur no later than 30 days following Employee's receipt of a written notice from the Company indicating that payments received by Employee under this Agreement are subject to recapture or clawback pursuant to the Severance Restrictions and/or the terms of this paragraph.
5.            Release.  Notwithstanding any provision of this Agreement to the contrary, Employee shall not be entitled to any benefits under Section 4 (other than the Minimum Benefits), and shall repay to the Company any such benefits received, unless Employee executes (without subsequent revocation) and delivers to the Company a Release within 21 days (or such longer period to the extent required by applicable law) following the Termination Date.
6.            Restrictive Covenants.  Employee acknowledges that Employee has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Company (including the Confidential Information), which, if exploited by Employee, would seriously, adversely, and irreparably affect the interests of the Company and the ability of the Company to continue its business.  Employee further acknowledges that, during the course of Employee's employment with the Company, Employee may produce and have access to Confidential Information.
(a)            Confidential Information.  During the course of Employee's employment and following termination:
(i)
Employee shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law, or otherwise as reasonably necessary or appropriate in connection with the performance by Employee of Employee's duties to the Company.

(ii)
If Employee receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or its Affiliates, or Employee's activities in connection with the business of the Company or its Affiliates, Employee shall immediately notify the Company of such subpoena, court order, or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto.

(iii)	Employee shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information.
(iv)
Employee shall abide by the Company's policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates.  In this regard, Employee shall not directly or indirectly render services to any person or entity where Employee's service would involve the use or disclosure of Confidential Information.

(v)
Employee shall not use any Confidential Information to guide Employee in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that Employee did not violate any terms set forth in this Agreement.

(b)            Documents and Property.
(i)
All records, files, documents, and other materials or copies thereof relating to the business of the Company or its Affiliates that Employee prepares, receives, or uses, shall be and remain the sole property of the Company and, other than in connection with the performance by Employee of Employee's duties to the Company, shall not be removed from the premises of the Company or its Affiliates without the Company's prior written consent, and shall be immediately returned to the Company upon termination, together with all copies (including copies or recordings in electronic form), abstracts, notes, or reproductions of any kind made from or about the records, files, documents, or other materials.

(ii)
Employee acknowledges that Employee's access to and permission to use the Company's and its Affiliates' computer systems, networks, and equipment, and all the Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company and reasonable personal use in accordance with the Company's applicable policies and procedures.  Any other access to or use of such systems, networks, equipment, and information is without authorization and is prohibited.  The restrictions contained in this Section 6 extend to any personal computers or other electronic devices of Employee that are used for business purposes relating to the Company or its Affiliates.  Employee shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company or an Affiliate.  Upon termination, Employee's authorization to access and permission to use the Company's and its Affiliates' computer systems, networks, and equipment, and any Company and Affiliate information contained therein, shall cease, and Employee shall provide a copy of all such information to the Company and delete any Company and Affiliate information from Employee's personal computer or other electronic device.

(c)            Non-Competition and Non-Solicitation.  The primary service area of the Company's business in which Employee will actively participate extends separately to the Restricted Area.  Therefore, as an essential ingredient of and in consideration of this Agreement and Employee's employment with the Company, Employee shall not, during Employee's employment with the Company or during the Restricted Period, directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the "Restrictive Covenant"):
(i)
Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer, or consultant to, lend Employee's name or any similar name to, lend Employee's credit to or render services or advice to, in each case in the capacity (or any substantially similar capacity) that Employee provided services to the Company, any person, firm, partnership, corporation, other business entity, or trust that owns, operates, or is in the process of forming a Competitor with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area; provided, however, that the ownership by Employee of shares of the capital stock of any institution, which shares are listed on a securities exchange and that do not represent more than 1% of the institution's outstanding capital stock, shall not violate any terms of this Agreement;

(ii)
Induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates; (B) interfere with the relationship between the Company or its Affiliates and any employee of the Company or its Affiliates; or (C) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or its Affiliates with whom Employee had an ongoing business relationship to cease doing business with the Company or its Affiliates or interfere with the relationship between the Company or its Affiliates and their respective customers, suppliers, licensees, or other business relations with whom Employee had an ongoing business relationship.

(iii)
Solicit the business of any person or entity known to Employee to be a customer of the Company or its Affiliates, where Employee, or any person reporting to Employee, had accessed Confidential Information of, had an ongoing business relationship with, or had made Substantial Business Efforts with respect to, such person or entity, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of the Company or its Affiliates.

(iv)
Serve as the agent, broker, or representative of, or otherwise assist, any person or entity in obtaining services or products from any Competitor within the Restricted Area, with respect to products, activities, or services that Employee devoted time to on behalf of the Company or any Affiliate (or any substantially similar products, activities, or services) and that compete in whole or in part with the products, activities, or services of the Company or its Affiliates.

(v)
Accept employment with, provide services to, or act in any other such capacity for or with any Competitor, if in such employment or capacity Employee would inevitably use or disclose the Company's Confidential Information in Employee's work or service for such Competitor.

(d)            Works Made for Hire; Ownership of Company Work Product.
(i)
The Parties understand and agree that all work prepared by Employee for the Company or for its Affiliates shall be a Work Made For Hire as such phrase is defined under the U.S. Copyright laws, 17 U.S.C. § 101 et seq., and if such work does not qualify as a Work Made For Hire, Employee shall, and does, assign to the Company all of Employee's right, title, and interest in and to the work, including all patent, copyright, trademark, and other proprietary rights thereto.  Employee waives and releases all moral rights in any of the works as Employee may possess by virtue of the Visual Artist's Moral Rights Act of 1990 and various country or state laws of attribution, authorship, and integrity commonly referred to as Moral Rights Law.  Employee shall not assert any claim based upon such moral rights against the Company, the Affiliates, or any of their respective successors in interest or assigns.  Employee shall have no right, title, or interest in any of the work and shall not be entitled to any royalties or other proceeds received by the Company or its Affiliates from the commercialization in any manner of the work.

(ii)
Employee hereby assigns to the Company any right, title, and interest in and to all Company Work Product that Employee may have, by law or equity, without additional consideration of any kind whatsoever from the Company or its Affiliates.

(iii)
Employee shall execute and deliver any instruments or documents and do all further acts (including the giving of testimony and executing any applications, oaths, and assignments) requested by the Company (both before and after a Termination) in order to vest more fully in the Company or its Affiliates all ownership rights in the Company Work Product (including obtaining patent, copyright, trademark, or other intellectual property protection therefore in the United States and foreign countries).

(iv)
The Company or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Confidential Information and Company Work Product, and the Company or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Employee acknowledges the Company's or its Affiliates' exclusive right, title, and interest in and to the Confidential Information and Company Work Product, and shall not contest, challenge or make any claim adverse to the Company's or its Affiliates' ownership of or the validity of the Confidential Information and Company Work Product, any future application for registration or registration thereof, or any rights of the Company or its Affiliates therein, or which, directly or indirectly, may impair any part of the Company's or its Affiliates' right, title, and interest therein.

(v)
To the extent required by applicable state statute, this Section 6(d) shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company or its Affiliates was used and that was developed entirely on Employee's own time, unless the invention (i) relates to the business of the Company or an Affiliate or to the Company's or an Affiliate's actual or demonstrably anticipated research or development or (ii) results from any work performed by Employee for the Company or an Affiliate.

(e)            Consent and Release.  From time to time, the Company's locations may be the subject of a Promotional Work.  Employee acknowledges that Employee is aware that Employee's name, image, and likeness may be captured in such Promotional Work, and hereby consents and agrees that the Company may use Employee's name, image, and likeness as captured in the Promotional Work in any manner, in connection with the Company's products and services, and, at all times, the Company, its Affiliates, and, without limitation, their respective customers, successors, licensees, and assigns, may continue to use the Promotional Work that includes Employee's name, image, or likeness.  Employee, Employee's heirs, predecessors, successors, assigns, and all affiliated entities hereby fully and finally release, remise, and forever discharge the Company, its Affiliates, their respective predecessors, successors, assigns, and all affiliated entities, and each of their respective directors, officers, members, shareholders, partners, employees, customers, agents, and attorneys, to the extent that such apply, of and from any and all manner of actions, causes of action, losses, claims, demands, liabilities, obligations, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, and executions, in law or in equity, that arise out of or are related to the Company's or its Affiliates' use of a Promotional Work that includes Employee's name, image, or likeness.
(f)            Online Medium.
(i)
Employee shall not create or otherwise establish any Online Medium without the Company's prior written consent.  Notwithstanding the foregoing, if Employee creates Online Medium without such prior written consent, Employee shall, and hereby does (A) assign to the Company any right, title, and interest Employee may have in and to the Online Medium and (B) transfer to the Company all primary administrative rights to the Online Medium, including all codes and passwords.  If the Company has approved the content of any material to be posted or otherwise used online and obtained primary administrative rights to the Online Medium, then the Company may, at its sole and absolute discretion, provide Employee with subordinate administrative access to, and guidelines for, Employee's use of such Online Medium in connection with Employee's duties under this Agreement.  Employee has no right, title, or interest to any material or other information on any Online Medium including all "fans," "followers," "friends," and "contacts" associated therewith that mentions, uses, or refers in any way to Company Proprietary and Intellectual Property, Company Work Product, or Confidential Information, which shall remain the sole and exclusive property of the Company, even if such Online Medium is established by Employee or otherwise held in the name of Employee.  Upon a Termination, the Company will remove Employee's administrative access to the Online Medium.

(ii)
Employee shall execute and deliver any instruments or documents and do all further acts (including the giving of testimony and executing any applications, oaths, and assignments) requested by the Company (both before and after a Termination) in order to vest more fully in the Company or its Affiliates all ownership rights in the Online Medium (including obtaining any available intellectual property or similar protection therefore in the United States and foreign countries).

(iii)
The Company or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Online Medium, and the Company or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Employee acknowledges the Company's or its Affiliates' exclusive right, title, and interest in and to the Online Medium, and shall not contest, challenge, or make any claim adverse to the Company's or its Affiliates' ownership of or the validity of the Online Medium, any future application for registration or registration thereof, or any rights of the Company or its Affiliates therein, or which, directly or indirectly, may impair any part of the Company's or its Affiliates' right, title, and interest therein.

(g)            Company Proprietary and Intellectual Property.  The Company or its Affiliates shall at all times own and have exclusive right, title, and interest in and to all Company Proprietary and Intellectual Property, and the Company or its Affiliates shall retain the exclusive right to use, license, sell, transfer, and otherwise exploit and dispose of the same.  Employee acknowledges the Company's or its Affiliates' exclusive right, title, and interest in and to Company Proprietary and Intellectual Property, and shall not contest, challenge, or make any claim adverse to the Company's or its Affiliates' ownership of or the validity of Company Proprietary and Intellectual Property, any future application for registration or registration thereof, or any rights of the Company or its Affiliates therein, or which, directly or indirectly, may impair any part of the Company's or its Affiliates' right, title, and interest therein.  Employee shall not use or otherwise exploit any of Company Proprietary and Intellectual Property in any manner not authorized by the Company.
(h)            Remedies for Breach of Restrictive Covenant.
(i)
Employee has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Employee acknowledges that the covenants contained in this Section 6 are reasonable with respect to their duration and scope.

(ii)
Employee acknowledges that (A) the restrictions contained in this Section 6 are reasonable and necessary for the protection of the legitimate business interests of the Company, (B) such restrictions create no undue hardships, (C) any violation of these restrictions would seriously, adversely, and irreparably injure the Company and such interests, and (D) such restrictions were a material inducement to the Company to employ Employee and to enter into this Agreement.  Provided however, any business process or concepts that are standard industry or emerging practices throughout the industry shall not be within the scope of these restrictions.

(iii)
Employee must, and the Company may, communicate the existence of this Agreement and only the sections of this Agreement related to the Restrictive Covenants to any third party with whom Employee may seek or obtain future employment or other similar arrangement during the Restricted Period.

(iv)
In the event of any violation or threatened violation of the restrictions contained in this Section 6, the Company, in addition to and not in limitation of, any other rights, remedies, or damages available to the Company under this Agreement or otherwise at law or in equity, shall not be required to provide any amounts or benefits under this Agreement and shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Employee and all persons directly or indirectly acting for or with Employee, as the case may be, without any requirement that the Company post bond.

(v)
If Employee violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant; accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Restrictive Covenant by Employee.

(i)            Other Agreements.  In the event of the existence of another agreement between the Parties that (i) is in effect during the Restricted Period, and (ii) contains restrictive covenants that conflict with any of the provisions of this Section 6, then the more restrictive of such provisions from the two agreements shall control for the period during which both agreements would otherwise be in effect.
7.            Notices.  Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, to the principal headquarters of the Company, attention: General Counsel; and if to Employee, to Employee's most recent address in the Company's records; or, in each respective case, to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.
8.            Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New Mexico, without regard to principles of conflict of laws (whether in the State of New Mexico or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Mexico.
9.            Choice of Venue and Consent to Jurisdiction.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the First Judicial District Court for the State of New Mexico, if such courts have or can acquire jurisdiction, and if such jurisdiction does not exist and cannot be acquired, to the exclusive jurisdiction of the United States District Court for the District of New Mexico, for the purpose of any suit, action, or other proceeding arising out of or based on this Agreement or any other agreement contemplated hereby or any subject matter hereof, whether in tort, contract, or otherwise.
10.            Service of Process.  Each Party may be served with process in any manner permitted under State of New Mexico law, or by United States registered or certified mail, return receipt requested.
11.            Entire Agreement.  This Agreement  constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral, including any written offer of employment.
12.            Withholding of Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.
13.            No Assignment.  Employee's right to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest, or otherwise, other than a transfer by will or by the laws of descent or distribution.  In the event of any attempted assignment or transfer contrary to this Section 13, the Company and its Affiliates shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall inure to the benefit of and be enforceable by Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
14.            Successors.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns.
15.            Legal Fees.  In the event that either Party commences mediation, arbitration, litigation, or any similar action to enforce or protect such Party's rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys' fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.
16.            Amendment.  This Agreement may not be amended or modified except by written agreement signed by the Parties.
17.            Acknowledgement.  Employee hereby represents that from and after the Effective Date the performance of Employee's duties hereunder will not breach any other agreement to which Employee is a party.  Employee acknowledges that Employee has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Employee's own judgment.
18.            No Inconsistent Obligations. Employee represents and warrants that he is aware of no obligations legal or otherwise that are inconsistent with the terms of this Agreement or with his employment by the Company. Employee will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Employee represents and warrants that he has returned all proprietary and confidential information belonging to all prior employers. Employee represents and warrants that his employment under this Agreement will not, directly or indirectly, cause or result in a violation of any restrictive covenants contained in any agreements with any prior employers. Employee will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Employee represents and warrants that he has returned all proprietary and confidential information belonging to all prior employers.
19.            Code Section 409A.
(a)            To the extent any provision of this Agreement or action by the Company would subject Employee to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company.  It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent.  Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of a Termination unless such Termination constitutes a "separation from service" within the meaning of Code Section 409A.  For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments.  To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).  This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement.  This Section 19 shall not be construed as a guarantee of any particular tax effect for Employee's benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.
(b)            Notwithstanding any provision of this Agreement to the contrary, if Employee is determined to be a Specified Employee as of the date of termination, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the date of termination (or, if earlier, as of Employee's death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period.  Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the date of termination shall be paid to Employee in accordance with the payment schedule established herein.
20.            Construction.
(a)            In this Agreement, unless otherwise stated, the following uses apply: (i) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until," and "ending on" (and the like) mean "to, and including"; (iii) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (iv) indications of time of day are based upon the time applicable to the location of the principal headquarters of the Company; (v) the words "include," "includes," and "including" (and the like) mean "include, without limitation," "includes, without limitation," and "including, without limitation," (and the like) respectively; (vi) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (vii) the words "hereof," "herein," "hereto," "hereby," "hereunder," (and the like) refer to this Agreement as a whole (including exhibits); (viii) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (ix) all words used shall be construed to be of such gender or number as the circumstances and context require; (x) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (xi) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(b)            If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.
(c)            The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations.
(d)            Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.
(e)            This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.
21.            Definitions.  As used in this Agreement, the terms defined in this Section 21 have the meanings set forth below.
(a)            "1934 Act" means the Securities Exchange Act of 1934.
(b)            "Affiliate" means each Business Entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where "control" means (i) the ownership of more than 50% of the Voting Securities or other voting or equity interests of any Business Entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Business Entity.
(c)            "Agreement" means this employment agreement, made and entered into as of the Effective Date, by and between the Parties.
(d)            "Annual Base Salary" has the meaning set forth in Section 3(a).
(e)            "Business Entity" means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.
(f)            "Change in Control" means the first to occur of the following:
(i)
The consummation of the acquisition by any "person" (as such term is defined in Section 13(d) or 14(d) of the 1934 Act) of "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the combined voting power of the then outstanding Voting Securities of Trinity;

(ii)
During any 12-month period, the individuals who, as of the Effective Date, are members of the Trinity Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by Trinity shareholders, of any new director was approved by a vote of a majority of the Board, in which case such new director shall, for purposes of this Agreement, be considered as a member of the Trinity Board; or

(iii)
The consummation by Trinity of: (A) a merger or consolidation if Trinity's shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of Trinity outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution of, or an agreement for the sale or other disposition of all or substantially all of the assets of, Trinity.

Notwithstanding any provision of this definition to the contrary, a Change in Control shall not be deemed to have occurred solely because more than 50% of the combined voting power of the then outstanding securities of Trinity are acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by Trinity or an Affiliate or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by Trinity's shareholders in the same proportion as their ownership of stock immediately prior to such acquisition.
Further notwithstanding any provision of this definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation under Code Section 409A and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a "change in control event" under Code Section 409A.
(g)            "Company" means Los Alamos National Bank, a national chartered bank with its main office located in Los Alamos, New Mexico.
(h)            "Company's Board" means the Board of Directors of the Company.
(i)            "Code" means the Internal Revenue Code of 1986.
(j)            "Company Proprietary and Intellectual Property" means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by the Company or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights and other source identifiers, trade secrets, and other intellectual property and property rights therein, if any.
(k)            "Company Work Product" means all products, systems, methods, procedures, techniques, manuals, databases, plans, lists, inventions, discoveries, innovations, improvements, enhancements, concepts, ideas, and software conceived, created, compiled, or otherwise developed by Employee in the course of Employee's employment with the Company or its Affiliates and/or comprised, in whole or part, of Confidential Information, together with all patent rights, copyrights, trademarks, service marks, trade name rights, trade secrets, and other intellectual property and propriety rights therein, if any.  Notwithstanding the foregoing sentence, to the extent required by applicable state statute, Company Work Product shall not include (i) any inventions independently developed by Employee and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Employee prior to Employee's exposure to any Confidential Information.
(l)            "Competitor" means a bank, savings bank, savings and loan association, credit union, or similar financial institution.
(m)            "Confidential Information" means confidential or proprietary non-public information concerning the Company or its Affiliates, including research, development, designs, formulae, processes, specifications, technologies, marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, trade secrets, proprietary business information, pricing and profitability information, policies, strategic planning, commitments, plans, procedures, litigation, pending litigation, and other information not generally available to the public.
(n)            "Effective Date" means January 11, 2016.
(o)            "Employment Period" has the meaning set forth in Section 1.
(p)            "Excess Parachute Payment" has the meaning set forth in Code Section 280G.
(q)            "Employee" means Joseph Martony.
(r)            "FDIA" means the Federal Deposit Insurance Act.
(s)            "FDIC" means the Federal Deposit Insurance Corporation.
(t)            "Good Reason" means the occurrence of any one of the following events, unless Employee agrees in writing that such event shall not constitute Good Reason:
(i)
A material and adverse change in the nature, scope, or status of Employee's position, authorities, or duties from those in effect in accordance with Section 2; provided, however, that a change in title as a result of a merger or reorganization of the Company, where Employee maintains a similar level of responsibility or oversight (including, where applicable, duties with respect to a public company officer or director), shall not constitute Good Reason or a breach of this Agreement;

(ii)
A material reduction in Employee's then-current Annual Base Salary, or a material reduction in Employee's Incentive Bonus opportunity, aggregate benefits or other compensation plans in effect immediately following the Effective Date;

(iii)
A relocation of Employee's primary place of employment of more than 50 miles, which relocation also causes Employee's primary place of employment to be located further from Employee's primary residence; or

(iv)	A material breach by the Company of this Agreement.
Notwithstanding any provision of this Good Reason definition to the contrary, (A) prior to a Termination for Good Reason, Employee must give the Company written notice of the existence of any condition set forth in a clause immediately above within 90 days of its initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable, and if, during such 30-day period, the Company cures the condition giving rise to Good Reason, such condition shall not constitute Good Reason and (B) any Termination for Good Reason must occur within six months of the initial existence of the condition constituting Good Reason.
(u)            "Involuntary Termination" means a Termination during the Employment Period either:
(i)	By the Company, its Affiliates or successors, other than a Termination for Cause; or
(ii)	By Employee for Good Reason.
(v)            "Minimum Benefits" means, as applicable, the following:
(i)	Employee's earned but unpaid Annual Base Salary for the period ending on the date of termination;
(ii)
Employee's earned but unpaid bonus, if any, for any completed fiscal year preceding the date of termination; provided, however, that Employee shall not be entitled to any bonus in the event of a Termination for Cause;

(iii)	Employee's accrued but unpaid vacation pay for the period ending on the date of termination; and
(iv)
Employee's unreimbursed business expenses through and including the date of termination, provided that all required submissions for expense reimbursement are made in accordance with the Company's expense reimbursement policy and within 15 days following the date of termination.

(w)            "Online Medium" means any website, domain, social network account or identity, blog, feed, email address, email distribution list, or other Internet account or presence (including Instagram, Tumblr, Facebook, Twitter, and Flicker) that incorporates, exploits, utilizes, displays, or otherwise makes use of any of the Company Proprietary and Intellectual Property, Company Work Product, or Confidential Information.
(x)            "Parties" means the Company and Employee.
(y)            "Promotional Work" means, without limitation, photographs, films, clips, sketches, segments, and other media and promotional works.
(z)            "Release" means a general release and waiver substantially in the form attached hereto as Exhibit A.
(aa)            "Restricted Area" means the area that encompasses a 35-mile radius from each banking or other office location of the Company and its Affiliates.
(bb)            "Restricted Period" means a period of 18 months immediately following a Termination, whether such Termination occurs during the Employment Period or thereafter.
(cc)            "Restrictive Covenant" has the meaning set forth in Section 6.
(dd)            "Severance Amount" means an amount equal to 100% of Employee's Annual Base Salary as of the respective Termination.
(ee)            "Severance Restrictions" means any applicable statute, law, regulation, or regulatory interpretation or other guidance, including FIL-66-2010 and any related or successor FDIC guidance, that would require the Company or any Affiliate to seek or demand repayment or return of any payments made to Employee for any reason, including the Company, an Affiliate or their successors later obtaining information indicating that Employee has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4). Additionally, the obligation to make payment of the Severance Amount as provided herein is conditioned upon (i) the Company obtaining any necessary approvals from each of their primary federal regulators (including, where applicable, FDIC concurrence), and (ii) compliance with applicable law, including 12 C.F.R. Part 359.
(ff)            "Specified Employee" means any person who is a "key employee" (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the "identification period").  If Employee is determined to be a key employee, Employee shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of the identification period.  For purposes of determining whether Employee is a key employee, "compensation" means Employee's W-2 compensation as reported by the Company for a particular calendar year.
(gg)            "Substantial Business Efforts" means marketing, promotional, purchasing, sales, or solicitation activities undertaken on behalf of the Company or an Affiliate, which include (i) in person and voice communications and (ii) either or both of (A) delivery of a quote, bid, proposal, or request for any of the foregoing or (B) visits to the site of the actual or potential business development and other similar meetings or visits (conducted alone or with other employees of the Company or an Affiliate), where such activities would enjoy a reasonable prospect of success in the absence of any breach of this Agreement.
(hh)            "Termination" means termination of Employee's employment with the Company and all Affiliates for any reason or no reason.
(ii)            "Termination Date" means the date of Termination.
(jj)            "Termination for Cause" means a termination of Employee's employment by the Company as a result of any of the following (in each case as determined by the Company Board:
(i)
Employee's willful and continuing failure to perform Employee's obligations hereunder, which failure is not remedied within 10 business days after receipt of written notice of such failure from the Company;

(ii)	Employee's conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof;
(iii)	Employee's breach of fiduciary responsibility;
(iv)	An act of dishonesty by Employee that is materially injurious to the Company or an Affiliate;
(v)	Employee's engagement in one or more unsafe or unsound banking practices that have a material adverse effect on the Company or an Affiliate;
(vi)	Employee's removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law;
(vii)	A material breach by Employee of this Agreement;
(viii)	An act or omission by Employee that leads to a material harm (financial or reputational) to the Company or an Affiliate; or
(ix)	A material breach by Employee of Company policies as may be in effect from time to time.
Further, a Termination for Cause shall be deemed to have occurred if, within 12 months following the Termination, facts and circumstances arising during the course of such employment are discovered that would have warranted a Termination for Cause.
Further, with respect to subsections (i), (vii), (viii), and (ix), Employee shall be entitled to at least 30 days' prior written notice of the Company's intention to terminate Employee's employment in a Termination for Cause, which notice shall specify the grounds for the Termination for Cause; and Employee shall be provided a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for the Termination for Cause, and a reasonable opportunity to present to the Company Board Employee's position regarding any dispute relating to the existence of any grounds for Termination for Cause.
Further, all rights Employee has or may have under this Agreement shall be suspended automatically during (A) the pendency of any investigation by the Company Board or its designee, or (B) any negotiations between the Company Board or its designee and Employee regarding any actual or alleged act or omission by Employee of the type that would warrant a Termination for Cause and any such suspension shall not give rise to a claim of Good Reason by Employee.
(kk)            "Total Payments" has the meaning set forth in Section 4(d).
(ll)            "Trinity" means Trinity Capital Corporation.
(mm)            "Voting Securities" means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.
22.            Survival.  The provisions of Section 6 shall survive the termination of this Agreement.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, and Employee acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.
LOS ALAMOS NATIONAL BANK

By:               /s/ John S. Gulas
John S. Gulas
Chief Executive Officer

Joseph Martony

By:             /s/ Joseph Martony

EXHIBIT A
Agreement and Release and Waiver
This Agreement and Release ("Agreement") is made and entered into by and between Los Alamos National Bank (the "Company") and [_______________] ("Employee").
Whereas, Employee and the Company desire to settle fully and amicably all issues between them, including any issues arising out of Employee's employment with the Company and the termination of that employment; and
Whereas, Employee and the Company are parties to that certain Employment Agreement, made and entered into as of [_______________], as amended (the "Employment Agreement").
Now, therefore, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Employee and the Company (collectively, the "Parties" and, individually, each a "Party"), intending to be legally bound, hereby agree as follows:
1.            Termination of Employment.  Employee's employment with the Company shall terminate effective as of the close of business on [_______________] (the "Termination Date").
2.            Compensation and Benefits.  Subject to the terms of this Agreement, the Company shall compensate Employee under this Agreement as follows (collectively, the "Severance Payments"):
(a)            Severance Amount.  [_______________].
(b)            Accrued Salary and Vacation.  Employee shall be entitled to a lump sum payment in an amount equal to Employee's earned but unpaid annual base salary and vacation pay for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.
(c)            Employee Acknowledgement.  Employee acknowledges that, subject to fulfillment of all obligations provided for herein, Employee has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to Employee with respect to wages, bonuses, severance, other compensation, or benefits.  Employee further acknowledges that the Severance Payments (other than (b) above) are consideration for Employee's promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Employee is entitled from the Company under the terms of Employee's employment or under any other contract or law that Employee would be entitled to absent execution of this Agreement.
(d)            Withholding.  The Severance Payments shall be treated as wages and subject to all taxes and other payroll deductions required by law.
3.            Termination of Benefits.  Except as provided in Section 2 above or as may be required by law, Employee's participation in all employee benefit (pension and welfare) and compensation plans of the Company shall cease as of the Termination Date.  Nothing contained herein shall limit or otherwise impair Employee's right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.
4.            Release of Claims and Waiver of Rights.  Employee, on Employee's own behalf and that of Employee's heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company, both in their official and individual capacities (the "Releasees") from all liability, claims, demands, and actions Employee now has, may have had, or may ever have, whether currently known or unknown, as of or prior to Employee's execution of this Agreement (the "Release"), including liability claims, demands, and actions:
(a)            Arising from or relating to Employee's employment or other association with the Company, or the termination of such employment,
(b)            Relating to wages, bonuses, other compensation, or benefits,
(c)            Relating to any employment or change in control contract,
(d)            Relating to any employment law, including
(i)	The United States and State of New Mexico Constitutions,
(ii)	The Civil Rights Act of 1964,
(iii)	The Civil Rights Act of 1991,
(iv)	The Equal Pay Act,
(v)	The Employee Retirement Income Security Act of 1974,
(vi)	The Age Discrimination in Employment Act (the "ADEA"),
(vii)	The Americans with Disabilities Act,
(viii)	Executive Order 11246, and
(ix)	Any other federal, state, or local statute, ordinance, or regulation relating to employment,
(e)            Relating to any right of payment for disability,
(f)            Relating to any statutory or contractual right of payment, and
(g)            For relief on the basis of any alleged tort or breach of contract under the common law of the State of New Mexico or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.
Employee acknowledges that Employee is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge.  Employee waives, surrenders, and shall forego any protection to which Employee would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of New Mexico.
5.            Exclusions from General Release.  Excluded from the Release are any claims or rights that cannot be waived by law, as well as Employee's right to file a charge with an administrative agency or participate in any agency investigation.  Employee is, however, waiving the right to recover any money in connection with a charge or investigation.  Employee is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.
6.            Covenant Not to Sue.
(a)            A "covenant not to sue" is a legal term that means Employee promises not to file a lawsuit in court.  It is different from the release of claims and waiver of rights contained in Section 4 above.  Besides waiving and releasing the claims covered by Section 4 above, Employee shall never sue the Releasees in any forum for any reason covered by the Release.  Notwithstanding this covenant not to sue, Employee may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement.  If Employee sues any of the Releasees in violation of this Agreement, Employee shall be liable to them for their reasonable attorneys' fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Employee's suit.  In addition, if Employee sues any of the Releasees in violation of this Agreement, the Company can require Employee to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement.  In that event, the Company shall have no obligation to make any further Severance Payments.
(b)            If Employee has previously filed any lawsuit against any of the Releasees, Employee shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Employee's agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.
7.            Representations by Employee.  Employee warrants that Employee is legally competent to execute this Agreement and that Employee has not relied on any statements or explanations made by the Company or its attorneys.  Employee acknowledges that Employee has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release.  Employee acknowledges that Employee has been offered at least 21 days to consider this Agreement.  After being so advised, and without coercion of any kind, Employee freely, knowingly, and voluntarily enters into this Agreement.  Employee acknowledges that Employee may revoke this Agreement within seven days after Employee has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until seven days after Employee has signed this Agreement (the "Effective Date"), as evidenced by the date set forth below Employee's signature on the signature page hereto.  Any revocation must be in writing and directed to [_______________].  If sent by mail, any revocation must be postmarked within the seven-day period described above and sent by certified mail, return receipt requested.
8.            Restrictive Covenants.  Section 6 of the Employment Agreement (entitled "Restrictive Covenants"), shall continue in full force and effect as if fully restated herein.
9.            Non-Disparagement.  Employee shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees.  Employee shall do nothing that would damage the Company's business reputation or goodwill.
10.            Company Property.
(a)            Employee shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, Company autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates.
(b)            Employee shall not, at any time on or after the Termination Date, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Company or any of its affiliates.  Employee acknowledges that any such conduct by Employee would be illegal and would subject Employee to legal action by the Company, including claims for damages and/or appropriate injunctive relief.
11.            No Admissions.  The Company denies that the Company or any of its affiliates, or any of their employees or agents, has taken any improper action against Employee, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its affiliates or any of their employees or agents.
12.            Confidentiality of Agreement.  Employee shall keep the existence and the terms of this Agreement confidential, except for Employee's immediate family members and Employee's legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.
13.            Non-Waiver.  The Company's waiver of a breach of this Agreement by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Agreement.
14.            Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New Mexico, without regard to principles of conflict of laws (whether in the State of New Mexico or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Mexico.
15.            Legal Fees.  In the event that either Party commences mediation, arbitration, litigation, or any similar action to enforce or protect such Party's rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys' fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.
16.            Entire Agreement.  This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Employee pursuant to any claim arising out of or related in any way to Employee's employment with the Company and the termination of that employment.
17.            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
18.            Successors.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.
19.            Enforcement.  The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby.  If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Employee hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.  In addition, Employee stipulates that breach by Employee of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Employee's breach and that the Company would not have entered into this Agreement without Employee binding Employee to these restrictions and requirements.  In the event of Employee's breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Employee's breach of this Agreement, the Company shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Employee and all persons directly or indirectly acting for or with Employee.  Employee stipulates that the restrictive period for which the Company is entitled to an injunction shall be extended in for a period that equals the time period during which Employee is or has been in violation of the restrictions contained herein.
20.            Construction.  In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including, " and the words "to," "until," and "ending on" (and the like) mean "to, and including"; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) indications of time of day are based upon the time applicable to the location of the principal headquarters of the Company; (e) the words "include," "includes," and "including" (and the like) mean "include, without limitation," "includes, without limitation," and "including, without limitation," (and the like) respectively; (f) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (g) the words "hereof," "herein," "hereto," "hereby," "hereunder," (and the like) refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.
21.            Future Cooperation.  In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the "Legal Matters") involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the "Disputing Parties" and, individually, each a "Disputing Party"), Employee shall make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested.  The Company shall consult with Employee and make reasonable efforts to schedule such assistance so as not to materially disrupt Employee's business and personal affairs.  The Company shall reimburse all reasonable expenses incurred by Employee in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.
In witness whereof, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.
LOS ALAMOS NATIONAL BANK
By:
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Title:
Date:

[EMPLOYEE]
By:
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Title:
Date: